Progress Energy announces 2011 second-quarter results;
reaffirms full-year 2011 earnings guidance

Highlights:

Second Quarter 2011

♦	Reports second-quarter GAAP earnings of $0.60 per share, compared to $0.62 per share for the same period last year

♦	Reports second-quarter ongoing earnings of $211 million, or $0.71 per share, compared to $181 million, or $0.63 per share, for the same period last year

Year-to-Date 2011

♦	Reports GAAP earnings for the first six months of 2011 of $1.22 per share, compared to $1.29 per share for the same period last year

♦	Reports ongoing earnings for the first six months of 2011 of $413 million, or $1.40 per share, compared to $395 million, or $1.37 per share, for the same period last year

♦	Reaffirms 2011 ongoing earnings guidance of $3.00 to $3.20 per share

RALEIGH, N.C. (August 4, 2011) – Progress Energy [NYSE: PGN] announced second-quarter GAAP earnings of $176 million, or $0.60 per share, compared with GAAP earnings of $180 million, or $0.62 per share, for the same period last year. Second-quarter ongoing earnings were $211 million, or $0.71 per share, compared to $181 million, or $0.63 per share, for the same period last year. The significant drivers in ongoing earnings per share were lower depreciation and amortization expense in Florida and increased clauses and other margin, partially offset by unfavorable retail growth and usage in the Carolinas and decreased wholesale revenues in Florida. (See the discussion later in this release for a reconciliation of ongoing earnings per share to GAAP earnings per share.)

“Favorable weather in the second quarter, coupled with continued financial discipline within the company, helped us successfully deliver on our earnings per share goal for the first half of the year,” said Bill Johnson, Progress Energy chairman, president and CEO. “We continue to feel the effects of a challenging economy in our service area, but we remain focused on managing the business effectively and making wise investments to meet our customers’ needs today and in the future, as we prepare for our pending merger with Duke Energy.”

Progress Energy reaffirms 2011 ongoing earnings guidance of $3.00 to $3.20 per share. The ongoing earnings guidance excludes the impact, if any, from discontinued operations, the effects of certain identified gains and charges and any merger and integration costs from our proposed strategic combination with Duke Energy Corporation (the Merger). Progress Energy is not able to provide a corresponding GAAP equivalent for the 2011 ongoing earnings guidance due to the uncertain nature and amount of these adjustments.

Progress Energy will host a conference call and webcast at 10 a.m. ET today to review second-quarter 2011 financial performance, as well as provide an overall business update. Additional details are provided at the end of this earnings release.

See pages 3-5 for detailed second-quarter and year-to-date 2011 earnings variance analyses for the Progress Energy Carolinas (PEC), Progress Energy Florida (PEF) and Corporate and Other Businesses segments.

RECENT DEVELOPMENTS

Duke Energy – Progress Energy Merger

•	Received conditional approval of the Merger from the Kentucky Public Service Commission, which is subject to acceptance by Duke Energy and Progress Energy.
•
Entered into a memorandum of understanding to settle a lawsuit that is a consolidation of nine class action lawsuits filed on behalf of Progress Energy’s shareholders regarding the Merger, subject to court approval.

•	Received approval from the Federal Communications Commission of the Assignment of Authorization filings to transfer control of radio system licenses.
•	Scheduled special meetings on August 23, 2011, for Duke Energy and Progress Energy shareholders to vote on the Merger. Mailed joint proxy statement to shareholders of record as of July 5, 2011.
•	The Merger is targeted to close by the end of 2011.

Financial and Regulatory

•
Received approval from the Public Service Commission of South Carolina to recover increased costs in two components of customer rates: fuel used in electricity generation and investments in energy-efficiency (EE) and demand-side management (DSM) programs. New rates were effective July 1, 2011.

•
Filed with the North Carolina Utilities Commission to recover increased costs in three components of customer rates: fuel used in electricity generation, investments in EE programs, and renewable energy. If approved, rates would be effective December 1, 2011.

Power System

•
Filed a status update with the Florida Public Service Commission (FPSC) regarding Crystal River Nuclear Plant (CR3), which outlined the selection of a repair option, the estimated repair costs, the estimated time it will take to bring CR3 back into commercial service, based on the company’s initial review, and a discussion of PEF’s ability to satisfy its projected loads using existing capacity resources. The procedural schedule for the prudence review is still pending.

•
Received notification from the Nuclear Regulatory Commission that our improved performance at the Robinson Nuclear Plant will result in decreased agency oversight. Robinson will continue to work their strategic improvement plan and take definitive steps to return the plant to top industry performance while achieving safe and predictable plant operations.

•
Placed in service newly constructed 600-megawatt (MW) combined-cycle natural gas plant at the Richmond County Energy Complex near Hamlet, North Carolina. The approximately $575 million project was completed on schedule and under budget.

•
Broke ground on new 620-MW combined-cycle natural gas plant at the L.V. Sutton Energy Complex near Wilmington, North Carolina. The approximately $600 million project is expected to create more than 700 construction jobs over the 24-month building process. Piedmont Natural Gas is building a gas pipeline to the site, enhancing gas supply to the region.

Alternative Energy and Energy Efficiency

•	Received notification that FPSC voted unanimously to close the DSM plan docket and maintain PEF’s current successful mix of EE programs and measures in order to balance rate impacts to customers.
•
Co-organized Plug-In 2011 electric vehicle conference held July 18-21, 2011, in Raleigh, North Carolina, with the Electric Power Research Institute and Duke Energy, marking the first time this major industry conference has been held outside California.

•
Received 12 Chevrolet Volts as part of a two-year demonstration and research program with General Motors to introduce customers to electric vehicles, advance vehicle electrification and establish vehicle charging programs to pave the way for consumers.

•
Participated in one-month Toyota Prius Plug-in national demonstration and research program to evaluate its performance, use it in public outreach efforts and work to better understand consumer charging behavior and the associated effects on the electric grid.

•
Launched customer benchmarking program that provides energy usage information and efficiency tips to a random sampling of customers in the Carolinas. Usage is anonymously compared to nearby homes of similar size and design.

•	Issued requests for proposals for electricity generated from:
-	Solar resources in PEC’s service territory; and
-	Wind resources that can be delivered to PEC’s transmission grid.

J.D. Power & Associates Survey

•	PEC received top-quartile ranking regionally and nationally in the latest residential customer satisfaction survey from J.D. Power & Associates.

Press releases regarding various announcements are available on the company’s website at www.progress-energy.com/news.

SECOND-QUARTER 2011 BUSINESS HIGHLIGHTS

Below are the second-quarter and year-to-date 2011 earnings variance analyses for the company’s segments. See the reconciliation tables on pages 6-7 and on pages S-1 and S-2 of the supplemental data for a reconciliation of ongoing earnings per share to GAAP earnings per share. Also see the attached supplemental data schedules for additional information on PEC and PEF electric revenues, energy sales, energy supply, weather impacts and other topics.

QUARTER-OVER-QUARTER ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported second-quarter ongoing earnings per share of $0.37, compared with $0.39 for the same period last year; GAAP earnings per share of $0.36, compared with $0.38 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪
$0.04 O&M primarily due to lower nuclear plant outage costs (fewer outages in 2011), partially offset by higher nuclear maintenance costs (to improve Robinson Nuclear Plant performance and higher dry storage costs) and higher employee benefits expense

▪	$0.03 clauses and other margin primarily due to increased spending on DSM programs
▪	$0.01 AFUDC equity
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:

▪	$(0.03) retail growth and usage
▪	$(0.02) weather primarily due to 6 percent lower cooling-degree days than 2010
▪	$(0.02) other
▪	$(0.01) depreciation and amortization
▪	$(0.01) income taxes
▪	$(0.01) share dilution
•	6,000 net increase in the average number of customers for the three months ended June 30, 2011, compared to the same period in 2010

Progress Energy Florida

•	Reported second-quarter ongoing earnings per share of $0.48, compared with $0.41 for the same period last year; GAAP earnings per share of $0.38, compared with $0.41 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.09 depreciation and amortization primarily due to an increase in the reduction in the cost of removal component of amortization expense in accordance with the 2010 base rate settlement agreement
▪	$0.03 clauses and other margin primarily due to lower current year estimated CR3 joint owner replacement power costs in 2011 compared to 2010
▪	$0.01 retail growth and usage
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.02) wholesale primarily due to decreased revenues from wholesale contracts that expired in 2010
▪	$(0.02) O&M primarily due to higher plant outage costs (increased number and scope of maintenance outages) and higher employee benefits expense
▪	$(0.01) AFUDC equity
▪	$(0.01) share dilution
•	8,000 net increase in the average number of customers for the three months ended June 30, 2011, compared to the same period in 2010

Corporate and Other Businesses (includes primarily Holding Company debt)

•	Reported second-quarter ongoing and GAAP after-tax expenses of $0.14 per share compared with after-tax ongoing and GAAP expenses of $0.17 per share for the same period last year.
•	Reported primary quarter-over-quarter ongoing after-tax expenses per share favorability of:
▪	$0.02 interest expense primarily due to lower average debt outstanding
▪	$0.01 income taxes

YEAR-OVER-YEAR ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported year-to-date ongoing earnings per share of $0.85, compared with $0.90 for the same period last year; GAAP earnings per share of $0.80, compared with $0.86 for the same period last year.
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪
$0.04 O&M primarily due to lower nuclear plant outage costs (fewer outages in 2011), partially offset by higher nuclear maintenance costs (to improve Robinson Nuclear Plant performance and higher dry storage costs) and higher employee benefits expense

▪	$0.03 AFUDC equity primarily due to increased construction project costs
▪	$0.02 clauses and other margin primarily due to increased spending on DSM programs

•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.09) weather primarily due to 14 percent lower heating-degree days and 4 percent lower cooling-degree days than 2010
▪	$(0.02) depreciation and amortization primarily due to higher depreciable asset base
▪	$(0.01) retail growth and usage
▪	$(0.02) share dilution
•	6,000 net increase in the average number of customers for the six months ended June 30, 2011, compared to the same period in 2010

Progress Energy Florida

•	Reported year-to-date ongoing earnings per share of $0.85, compared with $0.81 for the same period last year; GAAP earnings per share of $0.72, compared with $0.77 for the same period last year.
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.24 depreciation and amortization primarily due to an increase in the reduction in the cost of removal component of amortization expense in accordance with the 2010 base rate settlement agreement
▪
$0.02 clauses and other margin primarily due to higher returns on Environmental Cost Recovery Clause (ECRC) assets due to placing a total of approximately $230 million of Clean Air Interstate Rule projects into service in the second quarter of 2010

▪	$0.02 other primarily due to litigation judgment in 2011
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.10) weather primarily due to 55 percent lower heating-degree days than 2010
▪	$(0.05) wholesale primarily due to decreased revenues from wholesale contracts that expired in 2010
▪	$(0.03) O&M primarily due to higher employee benefits expense and higher plant outage costs (increased number and scope of maintenance outages)
▪	$(0.01) retail growth and usage
▪	$(0.01) interest expense
▪	$(0.01) income taxes
▪	$(0.03) share dilution
•	8,000 net increase in the average number of customers for the six months ended June 30, 2011, compared to the same period in 2010

Corporate and Other Businesses (includes primarily Holding Company debt)

•	Reported year-to-date ongoing and GAAP after-tax expenses of $0.30 per share compared with after-tax ongoing and GAAP expenses of $0.34 per share for the same period last year.
•	Reported primary year-over-year ongoing after-tax expenses per share favorability of:
▪	$0.01 O&M
▪	$0.01 interest expense
▪	$0.01 income taxes
▪	$0.01 share dilution

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this non-GAAP measure is appropriate for understanding the business and assessing our potential future performance, because excluded items are limited to those that we believe are not representative of our fundamental core earnings. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share
	Three months ended June 30		Six months ended June 30
	2011	2010	2011	2010
Ongoing earnings per share	$0.71	$0.63	$1.40	$1.37
Tax levelization	(0.01)	-	(0.02)	-
CVO mark-to-market	0.01	-	0.01	-
Change in the tax treatment of the Medicare Part D subsidy	-	-	-	(0.08)
Impairment	-	(0.01)	-	-
Discontinued operations	-	-	(0.01)	-
Merger and integration costs	(0.02)	-	(0.07)	-
CR3 indemnification charge	(0.09)	-	(0.09)	-
Reported GAAP earnings per share	$0.60	$0.62	$1.22	$1.29
Shares outstanding (millions)	296	290	295	287

Reconciling adjustments from ongoing earnings to GAAP earnings are as follows:

Tax Levelization

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, increases or decreases the tax expense recorded in that quarter to reflect the projected tax rate. Because this adjustment varies by quarter but has no impact on annual earnings, management does not consider this item to be representative of the company’s fundamental core earnings.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on net after-tax cash flows above certain levels of four synthetic fuels facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVO liability is valued at fair value, and unrealized gains and losses from changes in fair value are recognized in earnings each quarter. Progress Energy is unable to predict the changes in the fair value of the CVOs, and management does not consider this item to be representative of the company’s fundamental core earnings.

Change in the Tax Treatment of the Medicare Part D Subsidy

The federal Patient Protection and Affordable Care Act (PPACA) and the related Health Care and Education Reconciliation Act, which made various amendments to the PPACA, were enacted in March 2010. Under prior law, employers could claim a deduction for the entire cost of providing retiree prescription drug coverage even though a portion of the cost was offset by the retiree drug subsidy received. As a result of the PPACA, as amended, retiree drug subsidy payments will effectively become taxable in tax years beginning after December 31, 2012, by requiring the amount of the subsidy received to be offset against the employer’s deduction. Under GAAP, changes in tax law are accounted for in the period of enactment. Management does not consider this item to be representative of the company’s fundamental core earnings.

Impairment

The company has recorded impairments of certain miscellaneous investments. Management does not consider this item to be representative of the company’s fundamental core earnings.

Discontinued Operations

The company has completed its business strategy of divesting of nonregulated businesses to reduce its business risk and focus on core operations of the Utilities. Management does not consider this item to be representative of the company’s fundamental core earnings.

Merger and Integration Costs

The company recorded a charge for merger and integration costs related to the Merger. Management does not consider this item to be representative of the company’s fundamental core earnings.

CR3 Indemnification Charge

The company recorded a CR3 indemnification charge for estimated future years’ joint owner replacement power costs (through the expiration of the indemnification provisions of the joint owner agreement) because GAAP requires that the charge be accounted for in the period in which it becomes probable and estimable rather than the periods to which it relates. Management does not consider this item to be representative of the company’s fundamental core earnings.

* * * *

Progress Energy’s conference call with the investment community will be held August 4, 2011, at 10 a.m. ET (7 a.m. PT). Investors, media and the public may listen to the conference call by dialing (913) 312-0832, confirmation code 8792283. If you encounter problems, please contact Investor Relations at (919) 546-6057.

A webcast of the live conference call will be available at www.progress-energy.com/webcast. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. The webcast will include audio of the conference call and a slide presentation referred to by management during the call. The slide presentation will be available for download beginning at 9:30 a.m. ET today at www.progress-energy.com/webcast.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 500 energy company with more than 22,000 megawatts of generation capacity and approximately $10 billion in annual revenues. Progress Energy includes two major electric utilities that serve approximately 3.1 million customers in the Carolinas and Florida. The company has earned the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence, and was the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. The company is pursuing a balanced strategy for a secure energy future, which includes aggressive EE programs, investments in renewable energy technologies and a state-of-the-art power system. Progress Energy celebrated a century of service in 2008. Visit the company’s website at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed throughout this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following:

•	our ability to obtain the approvals required to complete the Merger and the impact of compliance with material restrictions or conditions potentially imposed by our regulators;
•	the risk that the Merger is terminated prior to completion and results in significant transaction costs to us;
•	our ability to achieve the anticipated results and benefits of the Merger;
•	the impact of business uncertainties and contractual restrictions while the Merger is pending;
•
the scope of necessary repairs of the delamination of CR3 could prove more extensive than is currently identified, such repairs could prove not to be feasible, the costs of repair and/or replacement power could exceed our estimates and insurance coverage or may not be recoverable through the regulatory process;

•	the impact of fluid and complex laws and regulations, including those relating to the environment and energy policy;
•	our ability to recover eligible costs and earn an adequate return on investment through the regulatory process;
•	the ability to successfully operate electric generating facilities and deliver electricity to customers;
•	the impact on our facilities and businesses from a terrorist attack, cyber security threats and other catastrophic events;
•
the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks;

•	our ability to meet current and future renewable energy requirements;
•	the inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, safety, regulatory and financial risks;
•	the financial resources and capital needed to comply with environmental laws and regulations;
•	risks associated with climate change;
•	weather and drought conditions that directly influence the production, delivery and demand for electricity;
•	recurring seasonal fluctuations in demand for electricity;
•	the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process;
•	fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process;
•	our ability to control costs, including operations and maintenance expense (O&M) and large construction projects;
•	the ability of our subsidiaries to pay upstream dividends or distributions to Progress Energy, Inc. holding company;
•	current economic conditions;
•	the ability to successfully access capital markets on favorable terms;
•	the stability of commercial credit markets and our access to short- and long-term credit;
•	the impact that increases in leverage or reductions in cash flow may have on us;

•	our ability to maintain our current credit ratings and the impacts in the event our credit ratings are downgraded;
•	the investment performance of our nuclear decommissioning trust (NDT) funds;
•	the investment performance of the assets of our pension and benefit plans and resulting impact on future funding requirements;
•	the impact of potential goodwill impairments;
•	our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K; and
•	the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements.

Many of these risks similarly impact our nonreporting subsidiaries.

These and other risk factors are detailed from time to time in our filings with the SEC. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after that date on which such statement is made.

# # #

Contacts:                      Corporate Communications – (919) 546-6189 or toll-free (877) 641-NEWS (6397)

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
June 30, 2011

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of INCOME
	Three months ended June 30		Six months ended June 30
(in millions except per share data)	2011	2010	2011	2010
Operating revenues	$2,256	$2,372	$4,423	$4,907
Operating expenses
Fuel used in electric generation	674	743	1,392	1,639
Purchased power	329	315	549	578
Operation and maintenance	510	505	1,004	985
Depreciation, amortization and accretion	179	233	333	479
Taxes other than on income	134	133	274	287
Other	2	3	(8)	5
Total operating expenses	1,828	1,932	3,544	3,973
Operating income	428	440	879	934
Other income
Interest income	-	1	1	3
Allowance for equity funds used during construction	26	25	55	46
Other, net	7	5	10	-
Total other income, net	33	31	66	49
Interest charges
Interest charges	189	199	388	390
Allowance for borrowed funds used during construction	(9)	(7)	(18)	(16)
Total interest charges, net	180	192	370	374
Income from continuing operations before income tax	281	279	575	609
Income tax expense	101	98	208	237
Income from continuing operations before cumulative effect of change in accounting principle	180	181	367	372
Discontinued operations, net of tax	(2)	(1)	(4)	-
Cumulative effect of change in accounting principle, net of tax	-	-	-	(2)
Net income	178	180	363	370
Net income attributable to noncontrolling interests, net of tax	(2)	-	(3)	-
Net income attributable to controlling interests	$176	$180	$360	$370
Average common shares outstanding – basic	296	290	295	287
Basic and diluted earnings per common share
Income from continuing operations attributable to controlling interests, net of tax	$0.60	$0.62	$1.23	$1.29
Discontinued operations attributable to controlling interests, net of tax	-	-	(0.01)	-
Net income attributable to controlling interests	$0.60	$0.62	$1.22	$1.29
Dividends declared per common share	$0.620	$0.620	$1.240	$1.240
Amounts attributable to controlling interests
Income from continuing operations, net of tax	$178	$181	$364	$370
Discontinued operations, net of tax	(2)	(1)	(4)	-
Net income attributable to controlling interests	$176	$180	$360	$370

The Unaudited Condensed Consolidated Interim Financial Statements should be read in conjunction with the Company’s Annual Report to shareholders.  These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)	June 30, 2011	December 31, 2010
ASSETS
Utility plant
Utility plant in service	$30,675	$29,708
Accumulated depreciation	(11,778)	(11,567)
Utility plant in service, net	18,897	18,141
Other utility plant, net	222	220
Construction work in progress	1,982	2,205
Nuclear fuel, net of amortization	648	674
Total utility plant, net	21,749	21,240
Current assets
Cash and cash equivalents	52	611
Receivables, net	1,041	1,033
Inventory	1,354	1,226
Regulatory assets	198	176
Derivative collateral posted	122	164
Prepayments and other current assets	249	266
Total current assets	3,016	3,476
Deferred debits and other assets
Regulatory assets	2,268	2,374
Nuclear decommissioning trust funds	1,686	1,571
Miscellaneous other property and investments	418	413
Goodwill	3,655	3,655
Other assets and deferred debits	328	325
Total deferred debits and other assets	8,355	8,338
Total assets	$33,120	$33,054
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 295 million and 293 million shares issued and outstanding, respectively	$7,390	$7,343
Accumulated other comprehensive loss	(142)	(125)
Retained earnings	2,798	2,805
Total common stock equity	10,046	10,023
Noncontrolling interests	3	4
Total equity	10,049	10,027
Preferred stock of subsidiaries	93	93
Long-term debt, affiliate	273	273
Long-term debt, net	11,418	11,864
Total capitalization	21,833	22,257
Current liabilities
Current portion of long-term debt	750	505
Short-term debt	314	–
Accounts payable	920	994
Interest accrued	207	216
Dividends declared	185	184
Customer deposits	337	324
Derivative liabilities	214	259
Accrued compensation and other benefits	139	175
Other current liabilities	391	298
Total current liabilities	3,457	2,955
Deferred credits and other liabilities
Noncurrent income tax liabilities	1,902	1,696
Accumulated deferred investment tax credits	106	110
Regulatory liabilities	2,585	2,635
Asset retirement obligations	1,235	1,200
Accrued pension and other benefits	1,305	1,514
Derivative liabilities	237	278
Other liabilities and deferred credits	460	409
Total deferred credits and other liabilities	7,830	7,842
Commitments and contingencies
Total capitalization and liabilities	$33,120	$33,054

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of CASH FLOWS
(in millions)
Six months ended June 30	2011	2010
Operating activities
Net income	$363	$370
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	425	555
Deferred income taxes and investment tax credits, net	178	117
Deferred fuel credit	(29)	(137)
Allowance for equity funds used during construction	(55)	(46)
Other adjustments to net income	167	136
Cash (used) provided by changes in operating assets and liabilities
Receivables	(5)	(126)
Inventory	(127)	87
Derivative collateral posted	43	(40)
Other assets	(27)	(13)
Income taxes, net	56	152
Accounts payable	1	110
Accrued pension and other benefits	(259)	(44)
Other liabilities	49	38
Net cash provided by operating activities	780	1,159
Investing activities
Gross property additions	(1,004)	(1,116)
Nuclear fuel additions	(93)	(119)
Purchases of available-for-sale securities and other investments	(3.387)	(3,815)
Proceeds from available-for-sale securities and other investments	3,364	3,792
Other investing activities	82	14
Net cash used by investing activities	(1,038)	(1,244)
Financing activities
Issuance of common stock, net	26	405
Dividends paid on common stock	(366)	(354)
Net increase (decrease) in short-term debt	314	(140)
Proceeds from issuance of long-term debt, net	494	591
Retirement of long-term debt	(700)	(400)
Other financing activities	(69)	(52)
Net cash (used) provided by financing activities	(301)	50
Net decrease in cash and cash equivalents	(559)	(35)
Cash and cash equivalents at beginning of period	611	725
Cash and cash equivalents at end of period	$52	$690

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-1
Unaudited

Earnings Variances
Second Quarter 2011 vs. 2010

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2010 GAAP earnings	0.38	0.41	(0.17)	0.62
Impairment	0.01			0.01	A
2010 ongoing earnings	0.39	0.41	(0.17)	0.63

Weather - retail	(0.02)			(0.02)	B

Growth and usage - retail	(0.03)	0.01		(0.02)

Wholesale		(0.02)		(0.02)	C

Clauses and other margin	0.03	0.03		0.06	D

O&M	0.04	(0.02)		0.02	E

Other	(0.02)			(0.02)

AFUDC equity	0.01	(0.01)		-

Depreciation and amortization	(0.01)	0.09		0.08	F

Interest expense			0.02	0.02	G

Income taxes	(0.01)		0.01	-

Share dilution	(0.01)	(0.01)		(0.02)

2011 ongoing earnings	0.37	0.48	(0.14)	0.71
Tax levelization			(0.01)	(0.01)	H
Merger and integration costs	(0.01)	(0.01)		(0.02)	I
CVO mark-to-market			0.01	0.01	J
CR3 indemnification charge		(0.09)		(0.09)	K
2011 GAAP earnings	0.36	0.38	(0.14)	0.60

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, discontinued operations, CVO mark-to-market, purchase accounting transactions and corporate eliminations.
Certain line items presented gross on the Consolidated Statements of Income are netted in this analysis to highlight earnings drivers.

A -	Carolinas - Impairment of certain miscellaneous investments.
B -	See S-3 for impact of retail weather to normal on EPS.
Carolinas - Unfavorable primarily due to 6 percent lower cooling-degree days than 2010.
C -	Florida - Unfavorable primarily due to decreased revenues from wholesale contracts that expired in 2010.
D -	Carolinas - Favorable primarily due to increased spending on demand-side management programs.
Florida - Favorable primarily due to lower current year estimated CR3 joint owner replacement power costs in 2011 compared to 2010.
E -
Carolinas - Favorable primarily due to lower nuclear plant outage costs (fewer outages in 2011), partially offset by higher nuclear maintenance costs (to improve Robinson Nuclear Plant performance and higher dry storage costs) and higher employee benefits expense.

Florida - Unfavorable primarily due to higher plant outage costs (increased number and scope of maintenance outages) and higher employee benefits expense.
F -	Florida - Favorable primarily due to an increase in the reduction in the cost of removal component of amortization expense in accordance with the 2010 base rate settlement agreement.
G -	Corporate and Other - Favorable primarily due to lower average debt outstanding.
H -	Tax levelization impact, related to cyclical nature of energy demand/earnings and various other permanent items of income or deduction.
I -	Impact of merger and integration costs related to the proposed strategic combination with Duke Energy Corporation.
J -	Corporate and Other - Impact of change in fair value of outstanding CVOs.
K -	Florida - Impact of CR3 indemnification charge for estimated future years' joint owner replacement power costs (through the expiration of the indemnification provisions of the joint owner agreement).

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-2
Unaudited

Earnings Variances
Year-to-Date June 30, 2011 vs. 2010

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2010 GAAP earnings	0.86	0.77	(0.34)	1.29
Tax levelization	(0.01)	0.01		-	A
Change in the tax treatment of the Medicare Part D subsidy	0.05	0.03		0.08	B
2010 ongoing earnings	0.90	0.81	(0.34)	1.37

Weather - retail	(0.09)	(0.10)		(0.19)	C

Growth and usage - retail	(0.01)	(0.01)		(0.02)

Wholesale		(0.05)		(0.05)	D

Clauses and other margin	0.02	0.02		0.04	E

O&M	0.04	(0.03)	0.01	0.02	F

Other		0.02		0.02	G

AFUDC equity	0.03			0.03	H

Depreciation and amortization	(0.02)	0.24		0.22	I

Interest expense		(0.01)	0.01	-

Income taxes		(0.01)	0.01	-

Share dilution	(0.02)	(0.03)	0.01	(0.04)

2011 ongoing earnings	0.85	0.85	(0.30)	1.40
Tax levelization	(0.01)	(0.01)		(0.02)	A
Discontinued operations			(0.01)	(0.01)
Merger and integration costs	(0.04)	(0.03)		(0.07)	J
CVO mark-to-market			0.01	0.01	K
CR3 indemnification charge		(0.09)		(0.09)	L
2011 GAAP earnings	0.80	0.72	(0.30)	1.22

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, discontinued operations, CVO mark-to-market, purchase accounting transactions and corporate eliminations.
Certain line items presented gross on the Consolidated Statements of Income are netted in this analysis to highlight earnings drivers.

A -	Tax levelization impact, related to cyclical nature of energy demand/earnings and various permanent items of income or deduction.
B -	Change in the tax treatment of the Medicare Part D subsidy related to Patient Protection and Affordable Care Act and the related Health Care and Education Reconciliation Act enacted in March 2010.
C -	See S-4 for impact of retail weather to normal on EPS.
Carolinas - Unfavorable primarily due to 14 percent lower heating-degree days and 4 percent lower cooling-degree days than 2010.
Florida - Unfavorable primarily due to 55 percent lower heating-degree days than 2010.
D -	Florida - Unfavorable primarily due to decreased revenues from wholesale contracts that expired in 2010.
E -	Carolinas - Favorable primarily due to increased spending on demand-side management programs.

Florida - Favorable primarily due to higher returns on Environmental Cost Recovery Clause assets due to placing a total of approximately $230 million of Clean Air Interstate Rule projects into service in the second quarter of 2010.

F -
Carolinas - Favorable primarily due to lower nuclear plant outage costs (fewer outages in 2011), partially offset by higher nuclear maintenance costs (to improve Robinson Nuclear Plant performance and higher dry storage costs) and higher employee benefits expense.

Florida - Unfavorable primarily due to higher employee benefits expense and higher plant outage costs (increased number and scope of maintenance outages).
G -	Florida - Favorable primarily due to a litigation judgment in 2011.
H -	AFUDC equity is presented gross of tax as it is excluded from the calculation of income tax expense.
Carolinas - Favorable primarily due to increased construction project costs.
I -	Carolinas - Unfavorable primarily due to higher depreciable asset base.
Florida - Favorable primarily due to an increase in the reduction in the cost of removal component of amortization expense in accordance with the 2010 base rate settlement agreement.
J -	Impact of merger and integration costs related to the proposed strategic combination with Duke Energy Corporation.
K -	Corporate and Other - Impact of change in fair value of outstanding CVOs.
L -	Florida - Impact of CR3 indemnification charge for estimated future years' joint owner replacement power costs (through the expiration of the indemnification provisions of the joint owner agreement).

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited - Data is not weather-adjusted

Utility Statistics
	Three Months Ended			Three Months Ended			Percentage Change
	June 30, 2011			June 30, 2010			From June 30, 2010
Operating Revenues (in millions)	Carolinas	Florida	Total Utilities	Carolinas	Florida	Total Utilities	Carolinas		Florida
Residential	$248	$240	$488	$237	$236	$473	4.6%		1.7%
Commercial	174	91	265	170	88	258	2.4		3.4
Industrial	88	19	107	88	20	108	-		(5.0)
Governmental	15	23	38	14	23	37	7.1		-
Unbilled	7	27	34	43	28	71	NM		NM
Total retail base revenues	532	400	932	552	395	947	(3.6)		1.3
Wholesale base revenues	71	29	100	69	38	107	2.9		(23.7)
Total base revenues	603	429	1,032	621	433	1,054	(2.9)		(0.9)
Clause-recoverable regulatory returns	7	46	53	3	42	45	133.3		9.5
Miscellaneous revenue	32	56	88	30	53	83	6.7		5.7
Fuel and other pass-through revenues	418	662	1,080	463	724	1,187	NM		NM
Total operating revenues	$1,060	$1,193	$2,253	$1,117	$1,252	$2,369	(5.1	) %	(4.7	) %

Energy Sales (millions of kWh)
Residential	3,907	4,681	8,588	3,707	4,598	8,305	5.4%		1.8%
Commercial	3,440	3,032	6,472	3,337	2,939	6,276	3.1		3.2
Industrial	2,682	849	3,531	2,674	867	3,541	0.3		(2.1)
Governmental	374	822	1,196	369	824	1,193	1.4		(0.2)
Unbilled	74	664	738	712	800	1,512	NM		NM
Total retail	10,477	10,048	20,525	10,799	10,028	20,827	(3.0)		0.2
Wholesale	2,969	808	3,777	3,157	1,031	4,188	(6.0)		(21.6)
Total energy sales	13,446	10,856	24,302	13,956	11,059	25,015	(3.7	) %	(1.8	) %

Energy Supply (millions of kWh)
Generated
Steam	4,941	3,710	8,651	7,251	3,303	10,554
Nuclear	6,170	-	6,170	4,414	-	4,414
Combustion turbines/combined cycle	1,850	5,592	7,442	1,481	6,105	7,586
Hydro	182	-	182	173	-	173
Purchased	981	2,384	3,365	1,146	2,571	3,717
Total energy supply (company share)	14,124	11,686	25,810	14,465	11,979	26,444

Impact of Weather to Normal on Retail Sales
Heating-degree days
Actual	143	10		140	9		2.1%		11.1%
Normal	216	24		227	23
Cooling-degree days
Actual	748	1,093		793	1,081		(5.7	) %	1.1%
Normal	570	944		549	943
Impact of retail weather to normal on EPS	$0.04	$0.04	$0.08	$0.06	$0.04	$0.10

NM - not meaningful

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-4
Unaudited - Data is not weather-adjusted

Utility Statistics

	Six Months Ended			Six Months Ended			Percentage Change
	June 30, 2011			June 30, 2010			From June 30, 2010
Operating Revenues (in millions)	Carolinas	Florida	Total Utilities	Carolinas	Florida	Total Utilities	Carolinas		Florida
Residential	$580	$459	$1,039	$593	$497	$1,090	(2.2	) %	(7.6	) %
Commercial	341	169	510	343	169	512	(0.6)		-
Industrial	171	37	208	168	38	206	1.8		(2.6)
Governmental	30	43	73	28	44	72	7.1		(2.3)
Unbilled	(28)	12	(16)	9	27	36	NM		NM
Total retail base revenues	1,094	720	1,814	1,141	775	1,916	(4.1)		(7.1)
Wholesale base revenues	144	55	199	144	81	225	-		(32.1)
Total base revenues	1,238	775	2,013	1,285	856	2,141	(3.7)		(9.5)
Clause-recoverable regulatory returns	14	91	105	4	80	84	250.0		13.8
Miscellaneous revenue	63	106	169	66	106	172	(4.5)		-
Fuel and other pass-through revenues	878	1,253	2,131	1,025	1,480	2,505	NM		NM
Total operating revenues	$2,193	$2,225	$4,418	$2,380	$2,522	$4,902	(7.9	) %	(11.8	) %

Energy Sales (millions of kWh)
Residential	9,346	8,962	18,308	9,595	9,724	19,319	(2.6	) %	(7.8	) %
Commercial	6,727	5,578	12,305	6,758	5,536	12,294	(0.5)		0.8
Industrial	5,170	1,621	6,791	5,119	1,635	6,754	1.0		(0.9)
Governmental	760	1,549	2,309	744	1,558	2,302	2.2		(0.6)
Unbilled	(595)	309	(286)	82	730	812	NM		NM
Total retail	21,408	18,019	39,427	22,298	19,183	41,481	(4.0)		(6.1)
Wholesale	6,178	1,286	7,464	6,969	2,034	9,003	(11.4)		(36.8)
Total energy sales	27,586	19,305	46,891	29,267	21,217	50,484	(5.7	) %	(9.0	) %

Energy Supply (millions of kWh)
Generated
Steam	11,377	6,452	17,829	15,618	7,142	22,760
Nuclear	12,351	-	12,351	10,272	-	10,272
Combustion turbines/combined cycle	2,782	10,477	13,259	2,458	11,036	13,494
Hydro	363	-	363	423	-	423
Purchased	2,028	3,813	5,841	1,670	4,640	6,310
Total energy supply (company share)	28,901	20,742	49,643	30,441	22,818	53,259

Impact of Weather to Normal on Retail Sales
Heating-degree days
Actual	1,826	305		2,110	680		(13.5	) %	(55.1	) %
Normal	1,917	299		1,889	299
Cooling-degree days
Actual	763	1,310		793	1,129		(3.8	) %	16.0%
Normal	582	1,159		562	1,159
Impact of retail weather to normal on EPS	$0.04	$0.05	$0.09	$0.13	$0.15	$0.28

NM - not meaningful

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-5
Unaudited

O&M Expenses Primarily Recoverable through Base Rates (a)
	Three months ended June 30,		Six months ended June 30,
(in millions)	2011	2010	2011	2010
Reported GAAP O&M	$510	$505	$1,004	$985
Adjustments
Carolinas
Fuel clauses	(7)	(6)	(14)	(12)
Environmental clause	-	-	(1)	(1)
DSM/EE and REPS cost recovery clauses (b)	(7)	(5)	(15)	(13)
Florida
Energy conservation cost recovery clause (ECCR)	(23)	(22)	(46)	(44)
Environmental cost recovery clause (ECRC)	(11)	(15)	(20)	(31)
Nuclear cost recovery	(1)	(1)	(2)	(2)
O&M Expenses Primarily Recoverable through Base Rates	$461	$456	$906	$882

(a)	The preceding table provides a reconciliation of reported GAAP O&M to O&M Primarily Recoverable through Base Rates. O&M Primarily Recoverable through Base Rates excludes certain expenses that are recovered through cost-recovery clauses which have no material impact on earnings. Management believes this presentation is appropriate and enables investors to more accurately compare the company's O&M expense over the periods presented. O&M Primarily Recoverable through Base Rates as presented here may not be comparable to similarly titled measures used by other companies.
(b)	DSM = Demand-side management EE = Energy efficiency REPS = Renewable energy portfolio standard

Financial Statistics
	June 30, 2011	June 30, 2010
Return on average common stock equity (rolling 12 months)	8.4%	8.1%
Book value per common share	$33.95	$33.56
Capitalization
Total equity	43.5%	43.2%
Preferred stock of subsidiaries	0.4%	0.4%
Total debt	56.1%	56.4%
Total Capitalization	100.0%	100.0%